Exhibit 99.1

CONSOL Energy Reports Second Quarter Results;
Increased 2018 Production Guidance to 520-550 Bcfe;
Decreased E&P Division Operating Costs to $2.20 Per Mcfe;
Closed on Asset Sales Totaling $345 Million Year-To-Date

PITTSBURGH (August 1, 2017) - CONSOL Energy Inc. (NYSE: CNX) reported net cash provided by operating activities in the just-ended quarter of $89 million, compared to $95 million in the year-earlier quarter, which included $13 million of net cash provided by discontinued operating activities. The company reported net income of $174 million for the quarter, less $4 million of net income attributable to noncontrolling interest, for net income attributable to CONSOL Energy shareholders of $170 million or earnings of $0.73 per diluted share, compared to a net loss of $469 million in the year-earlier quarter, less $1 million of net income attributable to noncontrolling interest, for a net loss attributable to CONSOL Energy shareholders of $470 million, or a loss of $2.05 per diluted share in the second quarter of 2016.

Earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA) from continuing operations1 were $395 million for the 2017 second quarter, compared to a negative $153 million in the year-earlier quarter.

On a GAAP basis, the second quarter earnings included the following pre-tax items attributable to continuing operations:

•	Recorded $127 million in gains on assets sales;

•	Recorded a $116 million unrealized gain on commodity derivative instruments, related to changes in the fair market value of existing hedges on a mark-to-market basis; and

•	Recorded $35 million in various other nonrecurring charges.

After adjusting for certain items, which are described in the footnote to the EBITDA reconciliation table, the company had adjusted net income attributable to CONSOL Energy Shareholders1 in the 2017 second quarter of $39 million, or $0.17 per diluted share. Adjusted EBITDA attributable to continuing operations1 was $177 million for the 2017 second quarter, compared to $139 million in the year-earlier quarter.

"We are at a pivotal point in our transformation as a company," commented Nicholas J. DeIuliis, president and CEO. "The steady march of continuous improvement was sustained this past quarter in our E&P operations in all phases including drilling and completions. Despite short term turn-in-line delays at two of our Monroe County Utica pads and a post-closing adjustment from an asset sale, both of which impacted quarterly production, our 2017 production guidance remains unchanged. Closed asset sales did not disappoint and beat our prior stated goals, helping to drive our leverage ratio down to 3.0x at quarter-end, with an undrawn credit facility and $300 million of cash on hand. To top things off, we are fully immersed in preparing to spin and separate the coal and E&P businesses.”

“Increased efficiencies that we fought hard to achieve now allow us to hold our 2017 production guidance and raise our 2018 production guidance for a modest amount of incremental capital. We are raising 2017 capital by approximately $78 million, based on the midpoint of the guidance. About half of the capital increase reflects expected service cost inflation and the cost of the two pad delays. The other half of the capital increase reflects continuous improvement gains, which provide a 30 Bcfe production bump in 2018 guidance while holding 2017 production guidance steady. This yields compelling rates of return and NAV per share accretion.”

“Assuming no additional asset sales beyond those currently under contract or closed, we should finish the year at a leverage ratio in the mid-2x range. Additional asset sales that get us to the $600 million end of our asset sale guidance

Exhibit 99.1

range would drive leverage ratio even lower. Our liquidity, leverage, and overall balance sheet strength have come a long way since mid-2015 and now provide us the optionality we have desired to grow NAV per share across what is an exciting game board over the next 18 months.”

During the second quarter, CONSOL Energy received approximately $326 million in proceeds from asset sales, which included four recently closed transactions for approximately $215 million. The total undeveloped acres sold in these transactions included approximately 22,500 Marcellus Shale acres, along with some associated Utica Shale acres in Pennsylvania. The first transaction, which resulted in assets being sold for approximately $130 million, included the sale of 12 proved developed producing (PDP) wells averaging a total of approximately 20.0 MMcfe per day, 15 drilled but uncompleted (DUC) wells, and approximately 11,000 undeveloped leasehold acres, in each case located in Doddridge and Wetzel counties, West Virginia. Also, as part of the transaction, CONSOL received approximately 2,400 Marcellus and Utica Shale acres within the company's Wadestown project area, which is located in Monongalia County, West Virginia. In aggregate, the other three transactions consisted of the sale of non-producing scattered Marcellus Shale acres, along with some associated Utica Shale acres, in Westmoreland, Washington, and Allegheny counties, Pennsylvania. These three Pennsylvania transactions, which also included an overriding royalty on future production associated with the Utica Shale, consisted of the sale of 11,500 undeveloped acres and totaled approximately $85 million, or on average approximately $7,800 per undeveloped acre. Lastly, the company expects to close another transaction during the third quarter involving the sale of non-core Marcellus Shale acres in Allegheny and Westmoreland counties, Pennsylvania, for approximately $30 million.

During the quarter, CONSOL Energy generated approximately $273 million in free cash flow1, which included proceeds from sales of assets. Utilizing free cash flow generated during the quarter, the company repurchased approximately $19 million of its 2022 bonds at an average price of $99.51 in the open market, and increased its liquidity to approximately $2.0 billion, which includes $292.5 million of cash. Also, after the end of the second quarter, the company redeemed the outstanding balance on its 2020 and 2021 bonds, which was $74.5 million and $20.6 million, respectively.

CONSOL Energy recently announced the filing of a Form 10 registration statement with the U.S. Securities and Exchange Commission for a spin-off of its coal business, including the Pennsylvania Mining Complex and other coal-related assets and liabilities. This filing represents an important milestone for the company to complete the separation of the coal and E&P businesses, with each separate company being well capitalized and free cash flow generating following the separation. The company has been running dual processes to separate the businesses, and shortly following the recent filing of the Form 10 registration statement, the company concluded that the sale process did not produce compelling results. Therefore, the company is now 100% focused on executing a spin-off transaction of the coal business and expects to be ready to spin no later than year-end 2017.

1The terms "adjusted net income attributable to CONSOL Energy Shareholders," "EBITDA from continuing operations," and "adjusted EBITDA from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures." The terms "free cash flow," and "organic free cash flow from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP Net Cash Provided by Operating Activities, also under the caption “Non-GAAP Financial Measures."

E&P Division:

During the second quarter of 2017, CONSOL's E&P Division sold 92.2 Bcfe, or a decrease of 7% from the 99.3 Bcfe sold in the year-earlier quarter, which resulted primarily from both timing delays associated with the TIL schedule and from the company selling approximately 3.0 Bcfe of production related to the net developed acres located in Doddridge and Wetzel counties, West Virginia. As stated last quarter, the company expected to TIL three pads in the second quarter; however, due to operational delays, the company ended up turning-in-line one pad. Therefore, the company expects to TIL five pads in the third quarter, which includes the two delayed pads from the second quarter. Lastly, the decrease of 3.0 Bcfe of production associated with the West Virginia sale was retroactive starting on January 1, 2017 through May 31, 2017.

During the quarter, total production costs decreased to $2.20 per Mcfe, compared to the year-earlier quarter of $2.27 per Mcfe, driven primarily by reductions to depreciation, depletion and amortization (DD&A), lease operating expense

(LOE), and taxes. These reductions were partially offset by an increase in gathering costs related to the Marcellus Shale production mix increasing. When compared to the first quarter of 2017, total production costs decreased by $0.12 per Mcfe, despite a modest decline in production of approximately 3%. These sequential quarter-over-quarter cost reductions were driven in part by improved gathering costs resulting from lower Marcellus Shale production volumes, as well as improved processing costs related to the sale of the West Virginia assets.

E&P Division capital expenditures increased in the second quarter to $142.3 million, compared to $100.8 million spent in the first quarter of 2017, due primarily to an increase in capital associated with additional completion activity.

Marcellus Shale production volumes, including liquids, in the 2017 second quarter were 56.9 Bcfe, approximately 7% higher than the 53.1 Bcfe produced in the 2016 second quarter. The increased Marcellus production is due in part to CONSOL obtaining newer wells and more flowing production as part of the dissolution of the Marcellus Shale joint venture. Marcellus total production costs were $2.05 per Mcfe in the just-ended quarter, which is a $0.20 per Mcfe improvement from the second quarter of 2016 of $2.25 per Mcfe, driven by reductions to LOE and DD&A. The decrease in LOE is primarily driven by reductions to water disposal costs resulting from increased use of produced water in active completion operations.

CONSOL Energy's Utica Shale production volumes, including liquids, in the 2017 second quarter were 13.8 Bcfe, down approximately 41% from 23.3 Bcfe in the year-earlier quarter. The decline in Utica Shale volumes was driven primarily from timing delays associated with the TIL schedule, resulting in natural production declines in both the wet and dry gas areas. Utica Shale total production costs were $2.04 per Mcfe in the just-ended quarter, which is a $0.28 per Mcfe impairment from the second quarter of 2016 total production costs of $1.76 per Mcfe. The cost impairment was driven by lower Utica Shale volumes resulting in increased LOE and firm transportation and processing costs. Also, Utica Shale DD&A rates increased, in part, due to higher capital costs associated with the initial dry Utica delineation wells in Pennsylvania. These cost increases were partially offset by a decrease in taxes due to an adjustment related to a non-operated area. CONSOL Energy continues to expect Utica Shale total production costs to improve to approximately $1.80 per Mcfe for full year 2017, driven primarily by the addition of lower operating cost dry Utica Shale wells becoming a larger part of the production mix.

E&P Division Second Quarter Operations Summary:
In the quarter, CONSOL operated two horizontal rigs and drilled seven dry Utica Shale wells: five wells located in Monroe County, Ohio and two wells (Aikens 5J and 5M) located in Westmoreland County, Pennsylvania, which are offset wells to the Gaut 4IH dry Utica well. The Monroe County, Ohio, wells averaged approximately 10,000 lateral feet and 19.7 drilling days per well, compared to 21.5 drilling days per well during the first quarter of 2017. At the current pace, a single rig could drill 17.5 Ohio dry Utica Shale wells averaging 10,000 foot laterals, per year, which is an 8% improvement compared to the first quarter of 2017. Also during the quarter, drilling costs in the Ohio Utica Shale improved by 5%, compared to the first quarter of 2017. The Aikens 5J and 5M wells averaged 7,500 foot laterals and 38.6 drilling days, with the Aikens 5M well finishing in 34 days. The drilling costs associated with the Aikens 5J and 5M wells are $5.5 million and $4.6 million, respectively. Over the course of the first three Westmoreland County, Pennsylvania, dry Utica Shale wells, CONSOL has reduced drilling capital by 71% or $11.45 million, when comparing the third well (Aikens 5M) to the first (Gaut 4IH).

Utilizing two frac crews, the company completed 15 wells in the quarter: five Marcellus Shale wells and one Upper Devonian well located in Greene County, Pennsylvania; three West Virginia Marcellus Shale wells located in Ritchie County, West Virginia; and six dry Utica Shale wells located in Monroe County, Ohio.

During the quarter, CONSOL turned-in-line six wells: five Marcellus Shale wells located in Ritchie County, West Virginia, and one wet Marcellus Shale well located in Allegheny County, Pennsylvania.

In the second half of 2017, the company expects to TIL slightly more wells in the third quarter, compared to the fourth quarter. Due to the timing associated with the TIL schedule, the company expects sequential quarterly production growth in the third and fourth quarters of 2017, with production highest in the fourth quarter of 2017.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter		Quarter		Quarter
	Ended		Ended		Ended
	June 30, 2017		June 30, 2016		March 31, 2017
Sales - Gas	$233.7		$140.3		$273.6
Sales - Oil	1.1		0.6		0.6
Sales - NGLs	21.6		19.2		39.3
Sales - Condensate	3.9		7.8		4.3
Total Sales Revenue ($ MM)	$260.3		$167.9		$317.8
(Loss) Gain on Commodity Derivative Instruments - Cash Settlement	(32.3)		80.3		(47.1)
Total Revenue	$228.0		$248.2		$270.7

Earnings (Loss) Before Income Tax ($ MM)	$227.4		$(294.6)		$(93.5)
Adjusted Earnings (Loss) Before Income Tax ($MM)	$5.7	[1]	$(7.3)	[2]	$23.6	[3]
Capital Expenditures ($ MM)	$142.3		$23.4		$100.8
1Adjusted earnings before income tax for the E&P Division of $5.7 million for the three months ended June 30, 2017 is calculated as GAAP earnings before income tax of $227.4 million less total pre-tax adjustments of $221.7 million. The $221.7 million of adjustments are $116.0 million of pre-tax gain related to the unrealized gain on commodity derivative instruments, $126.7 million of pre-tax gains on asset sales, a pre-tax loss related to $16.9 million in lease expirations and a pre-tax charge of $4.1 million related to stock-based compensation.
2Adjusted loss before income tax for the E&P Division of $7.3 million for the three months ended June 30, 2016 is calculated as GAAP loss before income tax of $294.6 million plus total pre-tax adjustments of $273.1 million. The $273.1 million adjustment includes a $279.7 million pre-tax loss related to the unrealized loss on commodity derivative instruments, a pre-tax charge of $7.1 million related to stock-based compensation and a pre-tax loss of $0.5 million related to severance expense.
3Adjusted earnings before income tax for the E&P Division of $23.6 million for the three months ended March 31, 2017 is calculated as GAAP loss before income tax of $93.5 million plus total pre-tax adjustments of $117.1 million. The $117.1 million adjustment includes a $24.6 million pre-tax gain related to the unrealized gain on commodity derivative instruments, a pre-tax loss of $137.9 million related to the impairment of exploration and production assets, a pre-tax charge of $3.7 million related to stock-based compensation and a pre-tax loss of $0.1 million related to severance expense.

CONSOL's E&P Division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	June 30, 2017	June 30, 2016	% Increase/(Decrease)	March 31, 2017	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)[1]	51.1	47.2	8.3%	52.9	(3.4)%
Utica Sales Volumes (Bcf)	10.7	18.7	(42.8)%	11.6	(7.8)%
CBM Sales Volumes (Bcf)	16.5	17.1	(3.5)%	16.7	(1.2)%
Other Sales Volumes (Bcf)[2]	4.9	5.7	(14.0)%	4.9	—%

LIQUIDS[3]
NGLs Sales Volumes (Bcfe)	8.1	9.0	(10.0)%	8.1	—%
Oil Sales Volumes (Bcfe)	0.2	0.1	100.0%	0.1	100.0%
Condensate Sales Volumes (Bcfe)	0.7	1.5	(53.3)%	0.7	—%

TOTAL	92.2	99.3	(7.2)%	95.0	(2.9)%

Average Daily Production (MMcfe)	1,013.4	1,090.9		1,055.8

1In the quarter, the company sold approximately 3.0 Bcfe of production related to the net developed acres located in Doddridge and Wetzel counties, West Virginia, and the production was retroactive from January 1, 2017 through May 31, 2017.
2Other Sales Volumes: primarily related to shallow oil and gas production.
3NGLs, oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	June 30, 2017	June 30, 2016	March 31, 2017
Average Sales Price - Gas	$2.81	$1.58	$3.18
Average (Loss) Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$(0.39)	$0.91	$(0.55)
Average Sales Price - Oil*	$8.03	$5.62	$7.40
Average Sales Price - NGLs*	$2.66	$2.14	$4.86
Average Sales Price - Condensate*	$5.69	$5.28	$5.64

Average Sales Price - Total Company	$2.47	$2.50	$2.85

Lease Operating Expense	$0.23	$0.24	$0.23
Production, Ad Valorem, and Other Fees	0.05	0.07	0.09
Transportation, Gathering and Compression	0.94	0.92	0.99
Depreciation, Depletion and Amortization (DD&A)	0.98	1.04	1.01
Total Production Costs	$2.20	$2.27	$2.32
Margin	$0.27	$0.23	$0.53

Addback: DD&A	$0.98	$1.04	$1.01
Margin, before DD&A	$1.25	$1.27	$1.54
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Corporate Expenses.

The average sales price of $2.47 per Mcfe, when combined with unit costs of $2.20 per Mcfe, resulted in a margin of $0.27 per Mcfe. This was an increase when compared to the year-earlier quarter, due to improvements in total production costs, offset by a reduction in average sales price.

Marketing Update:
For the second quarter of 2017, CONSOL's average sales price for natural gas, natural gas liquids (NGLs), oil, and condensate was $2.47 per Mcfe. CONSOL's average price for natural gas was $2.81 per Mcf for the quarter and, including cash settlements from hedging, was $2.42 per Mcf. The average realized price for all liquids for the second quarter of 2017 was $17.81 per barrel.

CONSOL's weighted average differential from NYMEX in the second quarter of 2017 was negative $0.52 per MMBtu. CONSOL’s average sales price for natural gas before hedging was $0.37 per Mcf lower than the $3.18 per Mcf reported for the first quarter of 2017. The decrease results primarily from a lower Henry Hub price coupled with a wider differential.

CONSOL continued to recover and sell discretionary ethane during the quarter. Directly-marketed ethane volumes were 600,000 barrels in the second quarter of 2017 and yielded a weighted average sales price in excess of Mont Belvieu ethane and $1.14 per MMBtu higher than CONSOL's residue natural gas alternative.

E&P Division Guidance:
CONSOL Energy maintains its E&P Division production guidance for 2017 of approximately 420-440 Bcfe, while increasing its total E&P capital expenditures in 2017 to approximately $620-$645 million, compared to previous guidance of approximately $555 million. The increase in 2017 capital is driven primarily by three areas: additional capital associated with operational challenges in the second quarter, service cost inflation related to pressure pumping services, and continuous improvement progress. The continuous improvement progress is driven by improved drilling cycle times resulting in the company expecting to drill nine additional wells in 2017 and by modifying production protocols, both of which are expected to increase 2018 production to 520-550 Bcfe, compared to previous guidance of 490-520 Bcfe. Also, the company has added another layer of hedges for the expected incremental production in 2018 to help lock in returns and cash flows.

CONSOL Energy continued its programmatic hedge program to further build out NYMEX and basis hedges through 2021. Total hedged natural gas production in the 2017 third quarter is 81.7 Bcf. The annual gas hedge position is shown in the table below:

	2017	2018
Volumes Hedged (Bcf), as of 7/12/17	315.2*	329.1
*Includes actual settlements of 177.3 Bcf.

CONSOL Energy's hedged gas volumes include a combination of NYMEX financial hedges and index (NYMEX and basis) hedges and contracts. In addition, to protect the NYMEX hedge volumes from basis exposure, CONSOL enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CONSOL Energy's gas hedge position is shown in the table below:

	Q3 2017	2017	2018	2019	2020
NYMEX Only Hedges
Volumes (Bcf)	73.5	282.4	311.9	217.6	134.1
Average Prices ($/Mcf)	$3.15	$3.14	$3.14	$3.02	$3.05
Index Hedges and Contracts
Volumes (Bcf)	8.2	32.8	17.2	13.0	7.8
Average Prices ($/Mcf)	$3.17	$3.15	$2.62	$2.47	$2.41
Total Volumes Hedged (Bcf)	81.7	315.2	329.1	230.6	141.9

NYMEX + Basis (fully-covered volumes)[1]
Volumes (Bcf)	77.7	309.8	308.0	200.0	120.2
Average Prices ($/Mcf)	$2.54	$2.59	$2.81	$2.73	$2.78
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	4.0	5.4	21.1	30.6	21.7
Average Prices ($/Mcf)	$3.15	$3.14	$3.14	$3.02	$3.05
Total Volumes Hedged (Bcf)	81.7	315.2	329.1	230.6	141.9
1Includes physical sales with fixed basis in Q3 2017, 2017, 2018, 2019, and 2020 of 15.1 Bcf, 62.6 Bcf, 106.6 Bcf, 97.6 Bcf, and 48.1 Bcf, respectively.

During the second quarter of 2017, CONSOL Energy added additional NYMEX natural gas hedges of 40.5 Bcf, 27.6 Bcf, and 20.0 Bcf for 2018, 2019, and 2020, respectively. To help mitigate basis exposure on NYMEX hedges, in the second quarter CONSOL added 52.6 Bcf, 28.7 Bcf, 9.9 Bcf, and 9.4 Bcf of basis hedges for 2018, 2019, 2020, and 2021, respectively.

Pennsylvania (PA) Mining Operations Division:

CONSOL Energy's PA Mining Operations sold 6.8 million tons in the 2017 second quarter, compared to 6.2 million tons during the year-earlier quarter. During the quarter, the average cost of coal sold increased slightly to $34.79 per ton, compared to $34.46 per ton in the year-earlier quarter due in part to additional equipment maintenance.

Second Quarter Summary:
CNX Coal Resources LP ("CNXC") reported the following in its second quarter 2017 earnings press release, dated July 31, 2017: "The CNXC marketing team was also successful in placing significant volumes of coal under contract for the 2019-2021 period... demonstrating our ability and willingness to enter into longer term (3+ years) commitments with the right partners. Approximately 30% of the PAMC's 2019 planned production is now sold."

During the quarter, on a total consolidated basis, PA Mining Operations Division generated $107 million of cash flow before capital expenditures.

PA MINING OPERATIONS RESULTS - Quarter-To-Quarter Comparison

	PA Mining Ops	PA Mining Ops	PA Mining Ops
	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	June 30,	June 30,	March 31,
	2017	2016	2017

Beginning Inventory (millions of tons)	0.3	0.3	0.2
Coal Production (millions of tons)	6.8	6.0	6.9
Ending Inventory (millions of tons)	0.3	0.1	0.3
Sales - Company Produced (millions of tons)	6.8	6.2	6.8

Sales Per Ton	$44.75	$40.61	$46.80

Average Cost of Coal Sold Per Ton	$34.79	$34.46	$34.52

Average Margin Per Ton Sold	$9.96	$6.15	$12.28
Addback: DD&A Per Ton	$5.71	$6.50	$5.77
Average Margin Per Ton, before DD&A	$15.67	$12.65	$18.05
Cash Flow before Cap. Ex ($ MM)	$107	$78	$123
Note: The PA Mining Operations include Bailey, Enlow Fork, and Harvey mines. Total Production Costs per Ton include: operating and other costs, royalty and production taxes and depreciation, depletion and amortization. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated by PA Mining Operations. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

CONSOL Energy maintains total consolidated PA Mining Operations annual sales to be approximately 25.6-27.6 million tons for 2017. Also, CONSOL Energy maintains total consolidated capital expenditures for PA Mining Operations to be $120-$136 million for 2017.

2017 EBITDA Guidance by Segment:

(in millions)	E&P Division[1]	PA Mining Operations Division	Other	Total
Earnings Before Interest, Taxes and DD&A (EBITDA)	$665	$410	$(20)	$1,055
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(165)	-	-	(165)
Stock-Based Compensation	20	10	-	30
Adjusted EBITDA	$520	$420	$(20)	920
Noncontrolling Interest	-	$(50)	-	(50)
Adjusted EBITDA Attributable to CNX	$520	$370	$(20)	$870
Note: CONSOL Energy is unable to provide a reconciliation of projected Adjusted EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items. EBITDA guidance based on the midpoint of production guidance and assumes NYMEX as of 6/30/2017 of $3.17 + weighted average basis of ($0.51) per MMBtu on open volumes.
1Includes forecasted Earnings of Equity Affiliates of $40 million in 2017 associated with CONSOL Energy's proportionate share of ownership in CONE Midstream Partners. This income is reflected within Miscellaneous Other Income in the CNX income statement.

During the quarter, EBITDA guidance for 2017 decreased for the E&P Division by approximately $55 million, compared to the first quarter of 2017, due to decreased NYMEX pricing and basis differentials. Specifically, second quarter EBITDA guidance is based on NYMEX as of June 30, 2017 of $3.17 per MMBtu plus a weighted average basis of negative $0.51 per MMBtu on open volumes. This compares to the first quarter EBITDA guidance, which was based on NYMEX as of April 4, 2017 of $3.40 per MMBtu plus a weighted average basis of negative $0.29 per MMBtu on open volumes.

Liquidity:
As of June 30, 2017, CONSOL Energy had $1,978.7 million in total liquidity, which is comprised of $292.5 million of cash, excluding the CNXC cash balance, and $1,686.2 million available to be borrowed under its $2.0 billion bank facility. In addition, CONSOL holds 16.6 million CNXC limited partnership units, including 3.9 million class A preferred units, with an aggregated current market value of approximately $268 million and 21.7 million CONE Midstream Partners LP ("CNNX") limited partnership units with a current market value of approximately $432 million, in each case as of July 21, 2017.

CONSOL Energy's net leverage ratio at the end of the quarter was 3.0x, which is an improvement of 0.5x and 0.9x compared to 3.5x at March 31, 2017 and 3.9x at December 31, 2016, respectively. Financial performance from operations along with asset sales and debt reduction drove the decrease in leverage.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based energy producer, and one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on developing its substantial resource base. As of December 31, 2016, CONSOL Energy had 6.3 trillion cubic feet equivalent of proved natural gas reserves.  CONSOL Energy is a member of the Standard & Poor's Midcap 400 Index.  Additional information may be found at www.consolenergy.com.

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. We exclude stock-based compensation from Adjusted EBITDA because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	June 30,
	2017	2017	2017	2017	2016
Dollars in thousands	E&P Division	PA Mining Operations Division	Other[1]	Total Company	Total Company
Net Income (Loss)	$227,413	$51,876	$(105,466)	$173,823	$(468,649)

Less: Loss from Discontinued Operations	—	—	—	—	234,605
Add: Interest Expense	598	2,233	40,601	43,432	47,428
Less: Interest Income	—	—	(6,533)	(6,533)	(547)
Add: Income Taxes	—	—	66,993	66,993	(100,856)
Earnings Before Interest & Taxes (EBIT)	228,011	54,109	(4,405)	277,715	(288,019)

Add: Depreciation, Depletion & Amortization	91,287	41,402	(15,620)	117,069	135,220

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$319,298	$95,511	$(20,025)	$394,784	$(152,799)

Adjustments:
Unrealized (Gain) Loss on Commodity Derivative Instruments	(116,073)	—	—	(116,073)	279,715
Gain on Asset Sales	(126,707)	—	—	(126,707)	—
Severance Expense	10	—	103	113	1,451
Other Transaction Fees	—	—	8,411	8,411	—
Loss on Debt Extinguishment	—	—	36	36	—
Stock-Based Compensation	4,148	5,332	495	9,975	10,430
Pension Settlement	—	—	—	—	13,696
Lease Expirations	16,861	—	—	16,861	—
Coal Contract Buyout	—	—	—	—	(6,288)
Total Pre-tax Adjustments	(221,761)	5,332	9,045	(207,384)	299,004

Adjusted EBITDA from Continuing Operations	$97,537	$100,843	$(10,980)	$187,400	$146,205

Less: Adjusted EBITDA Attributable to Noncontrolling Interest[2]	—	10,302	—	10,302	6,942

Adjusted EBITDA Attributable to Continuing Operations	$97,537	$90,541	$(10,980)	$177,098	$139,263
Note: Income tax effect of Total Pre-tax Adjustments was $76,732 and $110,631 for the three months ended June 30, 2017 and June 30, 2016, respectively. Adjusted net income attributable to CONSOL Energy Shareholders for the three months ended June 30, 2017 is calculated as GAAP net income attributable to CONSOL Energy Shareholders of $169,510 less total pre-tax adjustments from the above table of $207,384, plus the associated tax expense of $76,732 equals the adjusted net income attributable to CONSOL Energy Shareholders of $38,858.
1CONSOL Energy's Other Division includes expenses from various other corporate and diversified business unit activities including legacy liabilities costs and income tax expense that are not allocated to E&P or PA Mining Operations Divisions.
2Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended June 30,2017 is Net Income Attributable to Noncontrolling interest of $4,313 plus Depreciation, Depletion and Amortization of $4,606, plus Interest Expense of $1,074, plus Stock-based compensation of $309.

Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended June 30,2016 is Net Income Attributable to Noncontrolling interest of $1,179 plus Depreciation, Depletion and Amortization of $4,646, plus Interest Expense of $925 plus Stock-based compensation of $192.

Free cash flow and organic free cash flow from continuing operations are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow and organic free cash flow from continuing operations do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Organic Free Cash Flow from Continuing Operations	Three Months Ended June 30, 2017
Net Cash Provided by Continuing Operations	$88,977

Capital Expenditures	(160,348)
Net Distributions from Equity Affiliates	18,791
Organic Free Cash Flow from Continuing Operations	$(52,580)

Free Cash Flow	Three Months Ended June 30, 2017
Net Cash Provided by Operating Activities	$88,777

Capital Expenditures	(160,348)
Net Distributions from Equity Affiliates	18,791
Proceeds From Sales of Assets	325,724
Free Cash Flow	$272,944

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: uncertainties as to the timing and manner of the separation (whether by sale or spin-off) and whether it will be completed (including any dropdowns of the coal business); the possibility that various closing conditions for the separation may not be satisfied; the impact of the separation on our business; the expected tax treatment of the separation; the risk that the coal and natural gas exploration and production businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on our resources, systems, procedures and controls, disruption of our ongoing business and diversion of management's attention from other business concerns; competitive responses to the separation; deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; prices for natural gas, natural gas and other liquids and coal are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas, natural gas liquids and coal affecting our operating results and cash flows; foreign currency fluctuations could adversely affect the competitiveness of our coal and natural gas liquids abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our natural gas, natural gas liquids and coal to market; a loss of our competitive position because of the competitive nature of the natural gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and coal and for our securities; the risks inherent in natural gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and transportation operations; obtaining and renewing governmental permits and approvals for our natural gas and coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of water used or removed from strata in connection with our natural gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current natural gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable natural gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for natural gas and coal rights on some of our properties or failing to acquire these additional rights may result in a reduction of our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; exposure to employee-related long-term liabilities; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; our participation in joint ventures may restrict our operational and corporate flexibility, and actions taken by a joint venture partner may impact our financial position and operational results; risks associated with our debt; replacing our natural gas and oil reserves, which if not replaced, will cause our natural gas and oil reserves and production to decline; declines in our borrowing base could occur for a variety of reasons, including lower natural gas or oil prices, declines in natural gas and oil proved reserves, and lending regulations requirements or regulations; our hedging activities may prevent us from benefiting from nearterm price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year coal sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; a majority of our common units in CNX Coal Resources LP and CONE Midstream Partners LP are subordinated, and we may not receive distributions from CNX Coal Resources LP or CONE Midstream Partners LP; with respect to the sale of the Buchanan and Amonate mines and other coal assets to Coronado IV LLC - disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating results; with respect to the termination of the joint venture with Noble - disruption to our business, including customer and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating and financial results and liquidity; other factors discussed in the 2016 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable, and possible oil and gas reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We may use certain terms in this press release, such as EUR (estimated ultimate recovery), unproved reserves and total resource potential, that the SEC's rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of CNX Coal Resources LP.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Revenues and Other Income:	2017	2016	2017	2016
Natural Gas, NGLs and Oil Sales	$260,305	$167,931	$578,068	$349,188
Gain (Loss) on Commodity Derivative Instruments	83,788	(199,380)	61,325	(144,320)
Coal Sales	303,707	250,562	620,155	476,726
Other Outside Sales	15,974	8,207	29,027	15,973
Purchased Gas Sales	10,316	7,929	19,294	16,547
Freight-Outside Coal	17,763	11,447	30,045	24,557
Miscellaneous Other Income	33,937	33,636	74,633	81,766
Gain (Loss) on Sale of Assets	140,162	5,614	152,113	(1,662)
Total Revenue and Other Income	865,952	285,946	1,564,660	818,775
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	21,072	23,655	42,705	51,394
Transportation, Gathering and Compression	86,599	90,983	180,931	184,957
Production, Ad Valorem, and Other Fees	4,606	6,402	13,935	14,705
Depreciation, Depletion and Amortization	91,287	105,151	186,635	210,866
Exploration and Production Related Other Costs	19,715	2,905	29,501	4,652
Purchased Gas Costs	10,194	8,884	19,089	16,752
Other Corporate Expenses	23,398	21,422	41,328	44,220
Impairment of Exploration and Production Properties	—	—	137,865	—
Selling, General, and Administrative Costs	20,672	25,411	42,162	47,869
Total Exploration and Production Costs	277,543	284,813	694,151	575,415
PA Mining Operations Costs
Operating and Other Costs	201,091	184,459	400,905	338,560
Depreciation, Depletion and Amortization	41,402	41,698	83,703	82,964
Freight Expense	17,763	11,447	30,045	24,557
Selling, General, and Administrative Costs	17,104	6,779	31,972	12,554
Total PA Mining Operations Costs	277,360	244,383	546,625	458,635
Other Costs
Miscellaneous Operating Expense	38,731	51,776	81,493	86,923
Selling, General, and Administrative Costs	3,654	4,075	6,286	6,128
Depreciation, Depletion and Amortization	(15,620)	(11,629)	(4,499)	(3,622)
Loss (Gain) on Debt Extinguishment	36	—	(786)	—
Interest Expense	43,432	47,428	87,865	97,292
Total Other Costs	70,233	91,650	170,359	186,721
Total Costs And Expenses	625,136	620,846	1,411,135	1,220,771
Earnings (Loss) From Continuing Operations Before Income Tax	240,816	(334,900)	153,525	(401,996)
Income Tax Expense (Benefit)	66,993	(100,856)	13,204	(124,656)
Income (Loss) From Continuing Operations	173,823	(234,044)	140,321	(277,340)
Loss From Discontinued Operations, net	—	(234,605)	—	(287,772)
Net Income (Loss)	173,823	(468,649)	140,321	(565,112)
Less: Net Income Attributable to Noncontrolling Interest	4,313	1,179	9,777	2,293
Net Income (Loss) Attributable to CONSOL Energy Shareholders	$169,510	$(469,828)	$130,544	$(567,405)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Earnings (Loss) Per Share	2017	2016	2017	2016
Basic
Income (Loss) from Continuing Operations	$0.74	$(1.03)	$0.57	$(1.22)
Loss from Discontinued Operations	—	(1.02)	—	(1.25)
Total Basic Earnings (Loss) Per Share	$0.74	$(2.05)	$0.57	$(2.47)
Dilutive
Income (Loss) from Continuing Operations	$0.73	$(1.03)	$0.56	$(1.22)
Loss from Discontinued Operations	—	(1.02)	—	(1.25)
Total Dilutive Earnings (Loss) Per Share	$0.73	$(2.05)	$0.56	$(2.47)

Dividends Declared Per Share	$—	$—	$—	$0.0100

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
(Unaudited)	2017	2016	2017	2016
Net Income (Loss)	$173,823	$(468,649)	$140,321	$(565,112)
Other Comprehensive Income (Loss):
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($2,034), ($5,008), ($4,086), ($4,326))	3,464	8,045	6,966	5,561
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $6,521, $12,145 )	—	(11,203)	—	(21,017)

Other Comprehensive Income (Loss)	3,464	(3,158)	6,966	(15,456)

Comprehensive Income (Loss)	177,287	(471,807)	147,287	(580,568)

Less: Comprehensive Income Attributable to Noncontrolling Interest	4,302	1,179	9,754	2,293

Comprehensive Income (Loss) Attributable to CONSOL Energy Inc. Shareholders	$172,985	$(472,986)	$137,533	$(582,861)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$299,135	$60,475
Accounts and Notes Receivable:
Trade	215,650	220,222
Other Receivables	77,609	69,901
Inventories	74,965	65,461
Recoverable Income Taxes	115,558	116,851
Prepaid Expenses	64,177	93,146
Current Assets of Discontinued Operations	—	83
Total Current Assets	847,094	626,139
Property, Plant and Equipment:
Property, Plant and Equipment	13,619,819	13,771,388
Less—Accumulated Depreciation, Depletion and Amortization	5,825,601	5,630,949
Total Property, Plant and Equipment—Net	7,794,218	8,140,439
Other Assets:
Deferred Income Taxes	—	4,290
Investment in Affiliates	188,649	190,964
Other	195,231	222,149
Total Other Assets	383,880	417,403
TOTAL ASSETS	$9,025,192	$9,183,981

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	June 30, 2017	December 31, 2016
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$265,125	$241,616
Current Portion of Long-Term Debt	11,385	12,000
Other Accrued Liabilities	543,511	680,348
Current Liabilities of Discontinued Operations	5,692	6,050
Total Current Liabilities	825,713	940,014
Long-Term Debt:
Long-Term Debt	2,596,055	2,722,995
Capital Lease Obligations	34,053	39,074
Total Long-Term Debt	2,630,108	2,762,069
Deferred Credits and Other Liabilities:
Deferred Income Taxes	17,084	—
Postretirement Benefits Other Than Pensions	652,206	659,474
Pneumoconiosis Benefits	107,321	108,073
Mine Closing	200,132	218,631
Gas Well Closing	224,327	223,352
Workers’ Compensation	66,009	67,277
Salary Retirement	104,463	112,543
Other	110,282	151,660
Total Deferred Credits and Other Liabilities	1,481,824	1,541,010
TOTAL LIABILITIES	4,937,645	5,243,093
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 230,067,466 Issued and Outstanding at June 30, 2017; 229,443,008 Issued and Outstanding at December 31, 2016	2,304	2,298
Capital in Excess of Par Value	2,476,552	2,460,864
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	1,852,048	1,727,789
Accumulated Other Comprehensive Loss	(385,567)	(392,556)
Total CONSOL Energy Inc. Stockholders’ Equity	3,945,337	3,798,395
Noncontrolling Interest	142,210	142,493
TOTAL EQUITY	4,087,547	3,940,888
TOTAL LIABILITIES AND EQUITY	$9,025,192	$9,183,981

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
December 31, 2016	$2,298	$2,460,864	$1,727,789	$(392,556)	$3,798,395	$142,493	$3,940,888
(Unaudited)
Net Income	—	—	130,544	—	130,544	9,777	140,321
Other Comprehensive Income (Loss) (Net of ($4,086) Tax)	—	—	—	6,989	6,989	(23)	6,966
Comprehensive Income	—	—	130,544	6,989	137,533	9,754	147,287
Issuance of Common Stock	6	717	—	—	723	—	723
Treasury Stock Activity	—	—	(6,285)	—	(6,285)	(808)	(7,093)
Amortization of Stock-Based Compensation Awards	—	14,971	—	—	14,971	1,706	16,677
Distributions to Noncontrolling Interest	—	—	—	—	—	(10,935)	(10,935)
Balance at June 30, 2017	$2,304	$2,476,552	$1,852,048	$(385,567)	$3,945,337	$142,210	$4,087,547

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Cash Flows from Operating Activities:	2017	2016	2017	2016
Net Income (Loss)	$173,823	$(468,649)	$140,321	$(565,112)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Net Loss from Discontinued Operations	—	234,605	—	287,772
Depreciation, Depletion and Amortization	117,069	135,220	265,839	290,208
Impairment of Exploration and Production Properties	—	—	137,865	—
Stock-Based Compensation	9,975	10,430	16,677	16,054
(Gain) Loss on Sale of Assets	(140,162)	(5,614)	(152,113)	1,662
Loss (Gain) on Debt Extinguishment	36	—	(786)	—
(Gain) Loss on Commodity Derivative Instruments	(83,788)	199,380	(61,325)	144,320
Net Cash (Paid) Received in Settlement of Commodity Derivative Instruments	(32,285)	80,335	(79,388)	164,666
Deferred Income Taxes	59,224	(100,716)	17,288	(124,516)
Equity in Earnings of Affiliates	(10,055)	(9,219)	(22,385)	(25,884)
Return on Equity Investment	—	4,680	—	9,192
Changes in Operating Assets:
Accounts and Notes Receivable	23,805	32,934	(4,103)	18,101
Inventories	(5,483)	10,511	(9,798)	(7,947)
Prepaid Expenses	10,645	28,156	11,515	47,136
Changes in Other Assets	24,716	(5,434)	25,652	(15,298)
Changes in Operating Liabilities:
Accounts Payable	(1,492)	(35,808)	2,524	(44,124)
Accrued Interest	(35,855)	(36,674)	(1,444)	(807)
Other Operating Liabilities	(36,180)	(15,448)	(8,029)	(14,069)
Changes in Other Liabilities	(11,295)	18,656	(21,331)	15,343
Other	26,279	5,556	37,192	9,648
Net Cash Provided by Continuing Operating Activities	88,977	82,901	294,171	206,345
Net Cash (Used in) Provided by Discontinued Operating Activities	(200)	12,545	(275)	19,053
Net Cash Provided by Operating Activities	88,777	95,446	293,896	225,398
Cash Flows from Investing Activities:
Capital Expenditures	(160,348)	(37,601)	(273,326)	(115,257)
Proceeds from Sales of Assets	325,724	9,831	345,151	18,284
Net Distributions from (Investments in) Equity Affiliates	18,791	—	24,700	(5,578)
Net Cash Provided by (Used in) Continuing Investing Activities	184,167	(27,770)	96,525	(102,551)
Net Cash (Used in) Provided by Discontinued Investing Activities	—	(1,246)	—	394,511
Net Cash Provided by (Used in) Investing Activities	184,167	(29,016)	96,525	291,960
Cash Flows from Financing Activities:
Payments on Short-Term Borrowings	—	(385,500)	—	(486,000)
Payments on Miscellaneous Borrowings	(3,031)	(2,364)	(5,973)	(4,459)
Payments on Long-Term Notes	(18,942)	—	(117,185)	—
Net (Payments on) Proceeds from Revolver - CNX Coal Resources LP	(7,000)	(2,000)	(11,000)	13,000
Distributions to Noncontrolling Interest	(5,468)	(5,412)	(10,935)	(10,825)
Dividends Paid	—	—	—	(2,294)
Issuance of Common Stock	229	1	723	4
Treasury Stock Activity	(815)	(147)	(7,093)	(1,657)
Debt Repurchase and Financing Fees	(48)	—	(298)	—
Net Cash Used in Continuing Financing Activities	(35,075)	(395,422)	(151,761)	(492,231)
Net Cash Used in Discontinued Financing Activities	—	(28)	—	(75)
Net Cash Used in Financing Activities	(35,075)	(395,450)	(151,761)	(492,306)
Net Increase (Decrease) in Cash and Cash Equivalents	237,869	(329,020)	238,660	25,052
Cash and Cash Equivalents at Beginning of Period	61,266	426,646	60,475	72,574
Cash and Cash Equivalents at End of Period	$299,135	$97,626	$299,135	$97,626